As filed with the Securities and Exchange Commission on October 17, 2019

Registration No. 333-231209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Can-Fite BioPharma Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Bareket Street,

Kiryat Matalon,

P.O. Box 7537,

Petach-Tikva

4951778, Israel

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 +1 212 547 5400	Ronen Kantor, Adv. Doron Tikotzky Kantor Gutman & Amit Gross B.S.R. 4 Tower, 33rd Floor 7 Metsada Street Bnei Brak 5126112 Israel Tel: +972-3-613-3371

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This registration statement, which is a new registration statement, relates first to the resale, by the selling shareholders identified in this prospectus, of an aggregate of up to 57,588,464 ordinary shares, par value NIS 0.25 per share of Can-Fite BioPharma Ltd., or the Company, represented by 1,919,615 American Depository Shares, or ADSs, consisting of (1) (i) 9,846,156 ordinary shares represented by 328,205 ADSs issuable upon the exercise of warrants originally issued in a private placement in April 2019, or the April 2019 Private Placement, and (ii) 492,308 ordinary shares represented by 16,410 ADSs issuable upon the exercise of placement agent warrants issued in connection with the April 2019 Private Placement, and (2) (i) 45,000,000 ordinary shares represented by 1,500,000 ADSs issuable upon the exercise of warrants originally issued in a private placement in May 2019, or the May 2019 Private Placement and (ii) 2,250,000 ordinary shares represented by 75,000 ADSs issuable upon the exercise of placement agent warrants issued in connection with the May 2019 Private Placement.

Second, this registration statement relates to, and shall act, upon effectiveness, as Post-Effective Amendment No. 1 on Form F-1 to the Registration Statement on Form F-1 (File No. 333-229719), or the January 2019 Registration Statement, containing an updated prospectus with respect to the resale by the selling shareholders named therein of up to an aggregate of 4,700,001 ordinary shares represented by 156,667 ADS, consisting of (i) 4,476,192 ordinary shares represented by 149,206 ADSs issuable upon the exercise of warrants originally issued in a private placement on January 2019, or the January 2019 Private Placement, and (ii) 223,809 ordinary shares represented by 7,460 ADSs issuable upon the exercise of placement agent warrants issued in connection with the January 2019 Private Placement.

Third, this registration statement relates to, and shall act, upon effectiveness, as Post-Effective Amendment No. 1 on Form F-1 to the Registration Statement on Form F-1 (File No. 333-226696), or the March 2018 Registration Statement, containing an updated prospectus with respect to the resale by the selling shareholders named therein of up to an aggregate of 5,333,338 ordinary shares represented by 177,778 ADSs, consisting of (i) 5,000,004 ordinary shares represented by 166,667 ADSs issuable upon the exercise of warrants originally issued in a private placement in March 2018, or the March 2018 Private Placement, and (ii) 333,334 ordinary shares represented by 11,111 ADSs issuable upon the exercise of placement agent warrants issued in connection with the March 2018 Private Placement.

Fourth, this registration statement relates to, and shall act, upon effectiveness, as Post-Effective Amendment No. 3 on Form F-1 to the Registration Statement on Form F-1 (File No. 333-218336), or the January 2017 Registration Statement, containing an updated prospectus with respect to the resale by the selling shareholders named therein of up to an aggregate of 2,750,000 ordinary shares represented by 91,667 ADSs, consisting of (i) 2,500,000 ordinary shares represented by 83,333 ADSs issuable upon the exercise of warrants originally issued in a private placement in January 2017, or the January 2017 Private Placement, and (ii) 250,000 ordinary shares represented by 8,333 ADSs issuable upon the exercise of placement agent warrants issued in connection with the January 2017 Private Placement.

This registration statement contains a combined prospectus relating to the securities described in the four immediately preceding paragraphs. Pursuant to Rule 429, this registration statement constitutes a post-effective amendment to the January 2019 Registration Statement, March 2018 Registration Statement and January 2017 Registration Statement, collectively, the Prior Registration Statements, with respect to the unsold shares registered in those registration statements, which are not currently being terminated by the Company. Such post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

The information included in this filing updates the Prior Registration Statements and the prospectuses contained therein. No additional securities covered by such Prior Registration Statements are being registered in this registration statement. All filing fees payable in connection with the registration of the securities covered by such Prior Registration Statements were paid at the respective times of the original filings of the Prior Registration Statements.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 17, 2019

70,371,803 Ordinary Shares represented by 2,345,727 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of up to 70,371,803 ordinary shares, par value NIS 0.25 per share of Can-Fite Biopharma Ltd., represented by 2,345,727 American Depository Shares, or ADSs, consisting of (1) 47,250,000 ordinary shares represented by 1,575,000 ADSs, consisting of (i) 45,000,000 ordinary shares represented by 1,500,000 ADSs issuable upon the exercise of warrants issued in a private placement in May 2019, or the May 2019 Private Placement, and (ii) 2,250,000 ordinary shares represented by 75,000 ADSs issuable upon the exercise of placement agent warrants issued in connection with the May 2019 Private Placement, (2) 10,338,464 ordinary shares represented by 344,615 ADSs, consisting of (i) 9,846,156 ordinary shares represented by 328,205 ADSs issuable upon the exercise of warrants issued in a private placement in April 2019, or the April 2019 Private Placement, and (ii) 492,308 ordinary shares represented by 16,410 ADSs issuable upon the exercise of placement agent warrants issued in connection with the April 2019 Private Placement, (3) 4,700,001 ordinary shares represented by 156,667 ADS previously registered in a Registration Statement on Form F-1 (File No. 333-229719), consisting of (i) 4,476,192 ordinary shares represented by 149,206 ADSs issuable upon the exercise of warrants originally issued in a private placement in January 2019, or the January 2019 Private Placement, and (ii) 223,809 ordinary shares represented by 7,460 ADSs issuable upon the exercise of placement agent warrants issued in connection with the January 2019 Private Placement, (4) 5,333,338 ordinary shares represented by 177,778 ADSs previously registered in a Registration Statement on Form F-1 (File No. 333-226696), consisting of (i) 5,000,004 ordinary shares represented by 166,667 ADSs issuable upon the exercise of warrants originally issued in a private placement in a private placement in March 2018, or the March 2018 Private Placement, and (ii) 333,334 ordinary shares represented by 11,111 ADSs issuable upon the exercise of placement agent warrants issued in connection with the March 2018 Private Placement, and (5) 2,750,000 ordinary shares represented by 91,667 ADSs previously registered in a Registration Statement on Form F-1 (File No. 333-218336), consisting of (i) 2,500,000 ordinary shares represented by 83,333 ADSs, issuable upon the exercise of warrants originally issued in a private placement in January 2017, or the January 2017 Private Placement, and (ii) 250,000 ordinary shares represented by 8,333 ADSs issuable upon the exercise of placement agent warrants issued in connection with the January 2017 Private Placement.

The selling shareholders are identified in the table commencing on page 8. Each ADS represents 30 ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ADSs are listed on the NYSE American under the symbol “CANF”. On October 16, 2019, the closing price of our ADSs on the NYSE American was US$2.32 per ADS. Our ordinary shares also trade on the Tel Aviv Stock Exchange, or TASE, under the symbol “CFBI”. On October 16, 2019, the last reported sale price of our ordinary shares on the TASE was NIS 0.266 or $0.075 per share (based on the exchange rate reported by the Bank of Israel on the same day).

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October          , 2019.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the ordinary shares represented by ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them

In this prospectus, unless the context otherwise requires:

●	references to “ADSs” refer to the Registrant’s American Depositary Shares;

●	references to “A3AR” refer to the A3 adenosine receptor;

●	references to the “Company,” “we,” “our” and “Can-Fite” refer to Can-Fite BioPharma Ltd. (the “Registrant”) and its consolidated subsidiaries;

●	references to the “Companies Law” or “Israeli Companies Law” are to Israel’s Companies Law, 5759-1999, as amended;

●	references to “dollars,” “U.S. dollars” and “$” are to United States Dollars;

●	references to “HCC” refer to hepatocellular carcinoma, also known as primary liver cancer;

●	references to “NASH” refer to non-alcoholic steatohepatitis;

●	references to “ordinary shares,” “our shares” and similar expressions refer to the Registrant’s Ordinary Shares, NIS 0.25 nominal (par) value per share;

●	references to “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency; and

●	references to the “SEC” are to the United States Securities and Exchange Commission.

On May 10, 2019, we effected a change in the ratio of our ADSs to ordinary shares from one (1) ADS representing two (2) ordinary shares to a new ratio of one (1) ADS representing thirty (30) ordinary shares. For ADS holders, the ratio change had the same effect as a one-for-fifteen reverse ADS split. All ADS and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of ADSs and the increase in the ADS price which resulted from this action. Unless otherwise indicated, in this prospectus fractional ADSs have been rounded to the nearest whole number.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes before making an investment in our securities.

Overview

We are a clinical-stage biopharmaceutical company focused on developing orally bioavailable small molecule therapeutic products for the treatment of cancer, liver and inflammatory disease and sexual dysfunction. Our platform technology utilizes the Gi protein associated A3AR as a therapeutic target. A3AR is highly expressed in inflammatory and cancer cells, and not significantly expressed in normal cells, suggesting that the receptor could be a unique target for pharmacological intervention. Our pipeline of drug candidates are synthetic, highly specific agonists and allosteric modulators, or ligands or molecules that initiate molecular events when binding with target proteins, targeting the A3AR.

Our product pipeline is based on the research of Dr. Pnina Fishman, who investigated a clinical observation that tumor metastasis can be found in most body tissues, but are rarely found in muscle tissue, which constitutes approximately 60% of human body weight. Dr. Fishman’s research revealed that one reason that striated muscle tissue is resistant to tumor metastasis is that muscle cells release small molecules which bind with high selectivity to the A3AR. As part of her research, Dr. Fishman also discovered that A3ARs have significant expression in tumor and inflammatory cells, whereas normal cells have low or no expression of this receptor. The A3AR agonists and allosteric modulators, currently our pipeline of drug candidates, bind with high selectivity and affinity to the A3ARs and upon binding to the receptor initiate down-stream signal transduction pathways resulting in apoptosis, or programmed cell death, of tumors and inflammatory cells and to the inhibition of inflammatory cytokines. Cytokines are proteins produced by cells that interact with cells of the immune system in order to regulate the body’s response to disease and infection. Overproduction or inappropriate production of certain cytokines by the body can result in disease.

Our product candidates, CF101, CF102 and CF602, are being developed to treat autoimmune inflammatory indications, oncology and liver diseases as well as sexual dysfunction. CF101, also known as Piclidenoson, is in an advanced stage of clinical development for the treatment of autoimmune-inflammatory diseases, including rheumatoid arthritis and psoriasis. CF102, also known as Namodenoson, is being developed for the treatment of HCC and has orphan drug designation for the treatment of HCC in the United States and Europe. Namodenoson was granted Fast Track designation by the FDA as a second line treatment to improve survival for patients with advanced HCC who have previously received Nexavar (sorafenib). Namodenoson is also being developed for the treatment of NASH, following our study which revealed compelling pre-clinical data on Namodenoson in the treatment of NASH, a disease for which no FDA approved therapies currently exist. CF602 is our second generation allosteric drug candidate for the treatment of sexual dysfunction, which has shown efficacy in the treatment of erectile dysfunction in preclinical studies and we are investigating additional compounds, targeting A3AR, for the treatment of sexual dysfunction. Preclinical studies revealed that our drug candidates have potential to treat additional inflammatory diseases, such as Crohn’s disease, oncological diseases and viral diseases, such as the JC virus, and obesity.

We believe our pipeline of drug candidates represent a significant market opportunity. For instance, according to Visiongain, the world rheumatoid arthritis market size is predicted to generate revenues of $34.6 billion in 2020 and the psoriasis drug market is forecasted to be worth $11.4 billion by 2020. According to DelveInsight, the HCC drug market in the G8 countries (U.S., Germany, France, Italy, Spain, UK, Japan and China) is expected to reach $3.8 billion by 2027.

We have in-licensed an allosteric modulator of the A3AR, CF602 from Leiden University. In addition, we have out-licensed the following:

●	Piclidenoson for the treatment of (i) rheumatoid arthritis to Kwang Dong Pharmaceutical Co. Ltd., for Korea, (ii) psoriasis and rheumatoid arthritis to Cipher Pharmaceuticals for Canada, (iii) rheumatoid arthritis and psoriasis to Gebro Holding, for Spain, Switzerland and Austria, and (iv) rheumatoid arthritis and psoriasis to CMS Medical for China (including Hong Kong, Macao and Taiwan); and

●	Namodenoson for the treatment of (i) liver cancer and NASH to Chong Kun Dang Pharmaceuticals for South Korea, and (ii) advanced liver cancer and NAFLD/NASH to CMS Medical for China (including Hong Kong, Macao and Taiwan).

Recent Developments

Capital Point

On May 23, 2019, we received a letter on behalf of Capital Point Ltd., or Capital Point, stating that Capital Point acquired shares of us representing more than 5% of our outstanding share capital and requesting that we convene a shareholders’ meeting in order to replace the members of our board of directors.

On June 11, 2019, we responded to the letter informing Capital Point that, among other things, under the Articles of Association of the Company and the Companies Law, 5759-1999, the appointment of members of the board of directors may only be made at the annual meeting of shareholders, and that accordingly, we do not intend to convene a shareholders’ meeting as requested by Capital Point.

On June 18, 2019, we filed a lawsuit against Capital Point, its co-CEOs, Shay Itzhak Lior and Yossi Tamar, its Chairman, Dr. Shuki Gleitman, and its major shareholders, Shir Roichman and Yehuda Kahane, in the District Court of Tel Aviv. The lawsuit alleged that Capital Point engaged in improper conduct in its attempt to exert control over us by, among things, unlawfully requesting that we convene a shareholders’ meeting to replace our directors. In the lawsuit, we seek damages of NIS 40 million (approximately $11.1 million).

In a related lawsuit, on June 13, 2019, Capital Point initiated legal proceedings in the District Court of Tel Aviv to compel us to convene a special shareholders’ meeting no later than July 18, 2019 and to direct us to make no changes in our capital structure, including not issuing any securities, prior to the record date of such meeting. On June 30, 2019, the District Court issued a decision compelling us to convene a special shareholders’ meeting to replace our directors. The District Court temporarily stayed execution of the decision and on July 9, 2019, we filed an appeal to the Supreme Court together with a motion to stay execution of the District Court decision pending a decision on the appeal. The Supreme Court granted our motion to stay execution of a District Court decision. During the period of the stay, the Supreme Court required that if there is an additional fundraising by us, then certain participation rights be granted. A hearing on the appeal was scheduled for December 16, 2019.

Separately, on August 1, 2019, we received an additional letter from Capital Point requesting, among other things, that we convene a shareholders’ meeting in order to amend our articles of association, replace the members of the board of directors in accordance with the proposed amendment, dismiss our Chief Executive Officer and appoint a replacement Chief Executive Officer, and appoint an accounting firm to conduct an investigative audit. On August 21, 2019, we responded to Capital Point rejecting their requests. Subsequently, on August 28, 2019, Capital Point filed an emergency motion with the District Court of Tel Aviv to compel us to convene a special shareholders’ meeting and to schedule an emergency hearing. On August 30, 2019, the District Court rejected Capital Point’s motion for an emergency hearing, provided us until September 15, 2019 to respond, and gave Capital Point until September 8, 2019 to reconsider its motion to the court. On September 11, 2019, Capital Point filed a motion for a preliminary injunction and a temporary injunction against us and Univo Pharmaceuticals Ltd., or Univo, seeking to prevent us from executing transactions under the previously announced collaboration agreement with Univo and in particular to prevent us from issuing ordinary shares to Univo in accordance with the collaboration agreement. On the same day, the District Court granted a temporary injunction on an ex parte basis, as requested by Capital Point, until a hearing on the matter is held, which was scheduled for September 18, 2019. The transaction with Univo was consummated on September 10, 2019 and the ordinary shares were issued to Univo in accordance with the collaboration agreement prior to the filing of the motion.

On October 7, 2019, we entered into an agreement, or the Agreement, with Capital Point. Pursuant to the Agreement, we agreed to retain Capital Point to provide certain financial advisory services to the Company and to pay Capital Point a fee equal to 5% of the amounts raised or the value of securities issued in certain future transactions involving issuances of securities of the Company, provided such fee shall not exceed $1.3 million. Under the Agreement, we and Capital Point agreed to promptly seek the dismissal of all pending litigation between the parties and Capital Point withdraws its notices to call a shareholders’ meeting. In addition, Capital Point agreed to appear in person or by proxy at our 2019 and 2020 annual shareholders’ meeting and vote all its shares in favor of all matters brought by our board for the approval of its shareholders. Further, for a period of five years following the date of the Agreement, Capital Point has agreed to customary standstill restrictions relating to share purchases, support of proxy contests, calling of special meetings, and related matters. The Agreement also includes mutual releases, mutual non-disparagement and confidentiality provisions.

Univo

On September 10, 2019, we entered into a collaboration agreement with Univo, a medical cannabis company, to identify and co-develop specific formulations of cannabis components for the treatment of cancer, inflammatory, autoimmune, and metabolic diseases. Under the collaboration agreement, Univo will provide us with cannabis and cannabis components, as well as full access to its laboratories for both research and manufacturing. We agreed to pay Univo a total of $500,000 through two installments and issued to Univo 19,934,355 ordinary shares through a private placement, representing approximately 16.6% of Can-Fite’s ordinary shares outstanding after giving effect to the issuance. The companies will initially share ownership of intellectual property developed in this collaboration. Revenues derived from the collaboration will generally be shared between us and Univo on the basis of each party’s contribution. Golan Bitton, Univo’s CEO, will serve as an observer to our board of directors until such time that he is appointed to our board of directors in accordance with our articles of association.

May 2019 Financing

On May 22, 2019, we sold to certain institutional investors an aggregate 1,500,000 ADSs in a registered direct offering at $4.00 per ADS, resulting in gross proceeds of $6,000,000. In addition, we issued to the investors unregistered warrants to purchase an aggregate of 1,500,000 ADSs in a private placement. The warrants are immediately exercisable and will expire five and one-half years from issuance at an exercise price of $4.00 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $410,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 75,000 ADS on the same terms as the warrants except they have a term of five years.

In connection with the May 2019 financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 47,250,000 ordinary shares represented by 1,575,000 ADSs issuable upon exercise of these warrants.

April 2019 Financing

On April 4, 2019, we sold to certain institutional investors an aggregate 328,205 ADSs in a registered direct offering at $9.75 per ADS, resulting in gross proceeds of $3,200,001. In addition, we issued to the investors unregistered warrants to purchase 328,205 ADSs in a private placement. The warrants are immediately exercisable and will expire five years from issuance at an exercise price of $12.90 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $242,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 16,410 ADS on the same terms as the warrants except they have a term of five years.

In connection with the April 2019 financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 10,338,464 ordinary shares represented by 344,615 ADSs issuable upon exercise of these warrants.

January 2019 Financing

On January 18, 2019, we sold to a single institutional investor 149,206 ADSs in a registered direct offering at $15.75 per ADS, resulting in gross proceeds of $2,350,000. In addition, we issued to the investor unregistered warrants to purchase 149,206 ADSs in a private placement. The warrants are immediately exercisable from the date of issuance for a period of five and a half years and have an exercise price of $19.50 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $191,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 7,460 ADS on the same terms as the warrants except they have a term of five years.

In connection with the January 2019 financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 4,700,001 ordinary shares represented by 156,667 ADSs issuable upon exercise of these warrants.

March 2018 Financing

On March 13, 2018, we sold to certain institutional investors an aggregate 222,222 ADSs in a registered direct offering at $22.50 per ADS, resulting in gross proceeds of approximately $5,000,000. In addition, we issued to the investors unregistered warrants to purchase 166,667 ADSs in a private placement. The warrants may be exercised after six months from the date of issuance for a period of five and a half years and have an exercise price of $30.00 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $350,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 11,111 ADS on the same terms as the warrants except they have a term of five years.

In connection with the March 2018 financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 5,333,338 ordinary shares represented by 177,778 ADSs issuable upon exercise of these warrants.

January 2017 Financing

On January 24, 2017, we sold to certain institutional investors an aggregate of 166,667 ADSs in a registered direct offering at $30.00 per ADS resulting in gross proceeds of approximately $5,000,000. In addition, we issued to the investors unregistered warrants to purchase 83,333 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $33.75 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $360,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 8,333 ADS on the same terms as the warrants except they have a term of five years.

In connection with the January 2017 Financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 2,750,000 ordinary shares represented by 91,667 ADSs issuable upon exercise of these warrants.

Throughout this prospectus, when we refer to our ordinary shares being registered on behalf of the selling shareholders, we are referring to the ordinary shares represented by ADSs that may be issuable upon exercise of warrants and placement agent warrants. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the selling shareholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The Offering

ADSs Offered	Up to an aggregate of up to 70,371,803 ordinary shares, par value NIS 0.25 per share of Can-Fite Biopharma Ltd., represented by 2,345,727 ADSs, consisting of (1) 47,250,000 ordinary shares represented by 1,575,000 ADSs, consisting of (i) 45,000,000 ordinary shares represented by 1,500,000 ADSs issuable upon the exercise of warrants issued in the May 2019 Private Placement, and (ii) 2,250,000 ordinary shares represented by 75,000 ADSs issuable upon the exercise of placement agent warrants issued in connection with the May 2019 Private Placement, (2) 10,338,464 ordinary shares represented by 344,615 ADSs, consisting of (i) 9,846,156 ordinary shares represented by 328,205 ADSs issuable upon the exercise of warrants issued in the April 2019 Private Placement, and (ii) 492,308 ordinary shares represented by 16,410 ADSs issuable upon the exercise of placement agent warrants issued in connection with the April 2019 Private Placement, (3) 4,700,001 ordinary shares represented by 156,667 ADS previously registered in a Registration Statement on Form F-1 (File No. 333-229719), consisting of (i) 4,476,192 ordinary shares represented by 149,206 ADSs issuable upon the exercise of warrants originally issued in the January 2019 Private Placement, and (ii) 223,809 ordinary shares represented by 7,460 ADSs issuable upon the exercise of placement agent warrants issued in connection with the January 2019 Private Placement, (4) 5,333,338 ordinary shares represented by 177,778 ADSs previously registered in a Registration Statement on Form F-1 (File No. 333-226696), consisting of (i) 5,000,004 ordinary shares represented by 166,667 ADSs issuable upon the exercise of warrants originally issued in the March 2018 Private Placement, and (ii) 333,334 ordinary shares represented by 11,111 ADSs issuable upon the exercise of placement agent warrants issued in connection with the March 2018 Private Placement, and (5) 2,750,000 ordinary shares represented by 91,667 ADSs previously registered in a Registration Statement on Form F-1 (File No. 333-218336), consisting of (i) 2,500,000 ordinary shares represented by 83,333 ADSs, issuable upon the exercise of warrants originally issued in the January 2017 Private Placement, and (ii) 250,000 ordinary shares represented by 8,333 ADSs issuable upon the exercise of placement agent warrants issued in connection with the January 2017 Private Placement. The selling shareholders are identified in the table commencing on page 8. Each ADS represents 30 ordinary shares.

Ordinary Shares Outstanding at October 16, 2019	119,655,993 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants and placement agent warrants if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

NYSE American Symbol for ADSs	CANF

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 119,655,993 ordinary shares outstanding as of October 16, 2019, and excludes as of such date:

●	2,177,401 ordinary shares issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $1.055 per ordinary share;

●	75,623,470 ordinary shares represented by 2,520,782 ADSs issuable upon the exercise of warrants outstanding at a weighted-average exercise price of $13.972 per ADS; and

●	475,000 additional ordinary shares available for future issuance under our 2013 Share Option Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above and gives retroactive effect to the adjustment to the ratio of ADSs to ordinary shares from one ADS representing two ordinary shares to one ADS representing 30 ordinary shares effected on May 10, 2019.

RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our ordinary shares or ADSs, including resale of the ADSs issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 70,371,803 ordinary shares represented by 2,345,727 ADSs issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of shares of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Our business could be negatively impacted by unsolicited takeover proposals, by shareholder activism or by proxy contests relating to the election of directors or other matters.

Our business could be negatively affected as a result of an unsolicited takeover proposal, by shareholder activism or a proxy contest. During 2019, an activist shareholder sought to make changes to our board of directors, among other matters, which ultimately resulted in us entering into a settlement agreement with the shareholder, and for which considerable costs were incurred and absorbed significant time and attention by management and the board of directors. See “Prospectus Summary – Recent Developments—Capital Point.” A future proxy contest, unsolicited takeover proposal, or other shareholder activism relating to the election of directors or other matters would most likely require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and our board of directors. The potential of a proxy contest, unsolicited takeover proposal, or other shareholder activism could interfere with our ability to execute our strategic plan, give rise to perceived uncertainties as to our future direction, result in the loss of potential business opportunities or make it more difficult to attract and retain qualified personnel, any of which could materially and adversely affect our business and operating results.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.” The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	uncertainties of cash flows and inability to meet working capital needs;

●	the initiation, timing, progress and results of our preclinical studies, clinical trials and other product candidate development efforts;

●	our ability to advance our product candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

●	our receipt of regulatory approvals for our product candidates, and the timing of other regulatory filings and approvals;

●	the clinical development, commercialization and market acceptance of our product candidates;

●	our ability to establish and maintain strategic partnerships and other corporate collaborations;

●	the implementation of our business model and strategic plans for our business and product candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	competitive companies, technologies and our industry; and

●	statements as to the impact of the political and security situation in Israel on our business.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs and the warrants and placement agent warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and placement agent warrants and issuance of the warrant ADSs to the extent that these warrants are exercised for cash. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $22.23 million. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2019; and

●	on an adjusted basis, giving effect to the issuance to Univo of ordinary shares subsequent to June 30, 2019.

The following depiction of our capitalization on an adjusted basis as of June 30, 2019 reflects the net proceeds from the registered direct offerings that closed in each of April 2019 and May 2019, and does not reflect exercise of any options or warrants or any other transactions impacting our capital structure subsequent to June 30, 2019. The adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

		As of June 30, 2019
	(Actual)	(Adjusted)
	(U.S.$ in thousands)
Long-term liabilities:	1,308	1,308

Shareholders’ equity:
Share capital	6,747	8,154
Share Premium	100,132	100,225
Capital reserve	5,951	5,951
Accumulated other comprehensive loss	1,127	1,127
Accumulated deficit	(105,516)	(105,516)
Total shareholder’s equity	8,441	9,941

Total capitalization (long-term liabilities and equity)	9,749	11,249

The above table is based on 99,721,638 ordinary shares outstanding as of June 30, 2019 and excludes the following as of such date:

●	2,177,401 ordinary shares issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $1.038 per ordinary share;

●	18,035,006 ordinary shares issuable upon the exercise of warrants outstanding at a weighted-average exercise price of $1.357 per ordinary share which includes 18,035,006 ordinary shares represented by 601,168 ADSs issuable upon the exercise of warrants;

●	475,000 additional ordinary shares available for future issuance under our 2013 Share Option Plan;

●	9,846,156 ordinary shares represented by 328,205 ADSs issuable upon exercise of unregistered warrants issued to the investors in a private placement concurrently with the April 2019 offering, at an exercise price of $12.90 per ADS;

●	492,308 ordinary shares issuable upon the exercise of warrants to purchase 16,410 ADSs at an exercise price of $12.90 per ADS, issued to the placement agent in connection with the April 2019 offering;

●	45,000,000 ordinary shares represented by 1,500,000 ADSs issuable upon exercise of unregistered warrants to be issued to the investors in a private placement concurrently with the May 2019 offering, at an exercise price of $4.00 per ADS;

●	2,250,000 ordinary shares issuable upon the exercise of warrants to purchase 75,000 ADSs at an exercise price of $4.00 per ADS, to be issued to the placement agent in connection with the May 2019 offering; and

●	19,934,355 ordinary shares issued subsequent to June 30, 2019.

SELLING SHAREHOLDERS

The ordinary shares represented by ADSs being offered by the selling shareholders are those ordinary shares represented by ADSs issuable upon exercise of warrants previously issued in connection with our private placements that closed in May 2019, April 2019, January 2019, March 2018 and January 2017, respectively. For additional information regarding the issuance of those ADSs and warrants to purchase ADSs, see “Prospectus Summary – May 2019 Financing,” “Prospectus Summary – April 2019 Financing,” “Prospectus Summary – January 2019 Financing,” “Prospectus Summary – March 2018 Financing” and “Prospectus Summary – January 2017 Financing” above. We are registering the ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than with respect to H.C. Wainwright & Co. LLC, or H.C. Wainwright, which acted as our placement agent in each of the May 2019, April 2019, January 2019, March 2018 and January 2017 financings, and has acted as a placement agent for us in financings in September and October 2015 and December 2014, except for the ownership of the warrants and placement agent warrants issued, and the ADSs issued and issuable, pursuant to prior financings, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling stockholder, based on its ownership of ADSs and warrants or placement agent warrants to purchase ADSs, as of May 22, 2019, assuming exercise of the warrants or placement agent warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares (assuming for the purpose of such percentage, 119,655,993 shares outstanding as of October 16, 2019) assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the warrants and placement agent warrants issued in the May 2019 financing as well as the applicable financings in April 2019, January 2019, March 2018, January 2017, September and October 2015 and December 2014 a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs or warrants or placement agent warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Sabby Healthcare Master Fund, Ltd. (1)	1,584,786	(2)	500,000	(3)	1,084,786	(4)	* %
Sabby Volatility Warrant Master Fund, Ltd. (5)	20,000,118	(6)	12,500,002	(7)	7,500,116	(8)	5.9%
Osher Capital Partners LLC (9)	100,000	(10)	100,000	(10)	-		-
Alpha Capital Anstalt (11)	650,000	(12)	650,000	(12)	-		-
Anson Investments Master Fund LP (13)	21,649,272	(14)	21,649,272	(14)	-		-
Intracoastal Capital, LLC (15)	19,362,045	(15)	11,423,078	(16)	7,938,967	(17)	6.2%
Empery Asset Master, Ltd. (18)	217,904	(19)	217,904	(19)	-		-
Empery Tax Efficient, L.P. (20)	473,015	(21)	114,471	(22)	358,544	(23)	*
Empery Tax Efficient II, L.P. (24)	707,957	(25)	167,625	(26)	540,332	(27)	*
OTA LLC (28)	37,500	(29)	37,500	(29)	-		-
Armistice Capital Master Fund, Ltd. (30)	9,750,000	(31)	9,750,000	(31)	-		-
Hudson Bay Master Fund Ltd. (32)	10,209,270	(33)	9,750,000	(31)	459,270	(34)	*
Michael Vasinkevich (35)	2,562,365	(36)	2,299,395	(37)	262,970	(38)	*
Michael Mirsky (35)	432,162	(39)	354,698	(40)	77,464	(41)	*
Noam Rubinstein (35)	776,842	(42)	725,880	(43)	50,962	(44)	*
Mark Viklund (35)	108,716	(45)	96,484	(46)	12,232	(47)	*
Charles Worthman (35)	39,570	(48)	35,494	(49)	4,076	(50)	*

*  Denotes less than 1%

(1)	Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd., or Sabby HMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby HMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby HMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(2)	Represents (i) 758,622 ordinary shares represented by 25,287 ADSs issuable upon exercise of warrants issued in our September 2015 financing, (ii) 326,164 ordinary shares represented by 10,872 ADSs issuable upon exercise of warrants issued in our October 2015 financing, and (iii) 500,000 ordinary shares represented by 16,667 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(3)	Represents 500,000 ordinary shares represented by 16,667 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(4)	Represents (i) 758,622 ordinary shares represented by 25,287 ADSs issuable upon exercise of warrants issued in our September 2015 financing, and (ii) 326,164 ordinary shares represented by 10,872 ADSs issuable upon exercise of warrants issued in our October 2015 financing.
(5)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby VWMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby VWMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.
(6)	Represents (i) 6,842,970 ordinary shares represented by 228,099 ADSs, (ii) 459,770 ordinary shares represented by 15,326 ADSs issuable upon exercise of warrants issued in our September 2015 financing, (iii) 197,376 ordinary shares represented by 6,579 ADSs issuable upon exercise of warrants issued in our October 2015 financing, (iv) 250,000 ordinary shares represented by 8,333 ADSs issuable upon exercise of warrants issued in our January 2017 financing, (v) 2,500,002 ordinary shares represented by 83,333 ADSs issuable upon exercise of warrants issued in our March 2018 financing, and (iv) 9,750,000 ordinary shares represented by 325,000 ADSs issuable upon exercise of warrants issued in our May 2019 financing.
(7)	Represents (i) 250,000 ordinary shares represented by 8,333 ADSs issuable upon exercise of warrants issued in our January 2017 financing, (ii) 2,500,002 ordinary shares represented by 83,333 ADSs issuable upon exercise of warrants issued in our March 2018 financing, and (iii) 9,750,000 ordinary shares represented by 325,000 ADSs issuable upon exercise of warrants issued in our May 2019 financing.
(8)	Represents (i) 6,842,970 ordinary shares represented by 228,099 ADSs, (ii) 459,770 ordinary shares represented by 15,326 ADSs issuable upon exercise of warrants issued in our September 2015 financing, and (iii) 197,376 ordinary shares represented by 6,579 ADSs issuable upon exercise of warrants issued in our October 2015 financing.
(9)	Yisroel Kluger has voting and dispositive power over the securities owned by Osher Capital Partners, LLC, or Osher. The address of Osher is c/o LH Financial, 510 Madison Ave, Suite 1400, New York, NY 10022.

(10)	Represents 100,000 ordinary shares represented by 3,333 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(11)	Konrad Ackerman has voting and dispositive power over the securities owned by Alpha Capital, or Alpha. The address of Alpha is c/o LH Financial, 510 Madison Ave, Suite 1400, New York, NY 10022.
(12)	Represents 650,000 ordinary shares represented by 21,667 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(13)	Anson Advisors Inc., or AA and Anson Funds Management LP, or AFM, the co-investment advisers of Anson Investments Master Fund LP, or Anson, hold voting and dispositive power over the ordinary shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, or AM, which is the general partner of AFM. Moez Kassam and Amin Nathoo are directors of AA. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these ordinary shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Avenue, George Town, Grand Cayman.
(14)	Represents (i) 2,500,002 ordinary shares represented by 83,333 ADSs issuable upon exercise of warrants issued in our March 2018 financing, (ii) 4,476,192 ordinary shares represented by 149,206 ADSs issuable upon exercise of warrants issued in our January 2019 financing, (iii) 4,923,078 ordinary shares represented by 164,103 ADSs issuable upon exercise of warrants issued in our April 2019 financing, and (iv) 9,750,000 ordinary shares represented by 325,000 ADSs issuable upon exercise of warrants issued in our May 2019 financing.
(15)	Mitchell P. Kopin, or Mr. Kopin, and Daniel B. Asher, or Mr. Asher, each of whom are managers of Intracoastal Capital, LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Intracoastal.

In the aggregate, Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 19,362,045 ordinary shares, which consists of (i) 5,825,700 ordinary shares represented by 194,190 ADSs, (ii) 898,877 ordinary shares represented by 29,963 ADSs issuable upon exercise of warrants originally issued in our December 2014 financing held by Intracoastal, (iii) 850,574 ordinary shares represented by 28,352 ADSs issuable upon exercise of warrants issued in our September 2015 financing to Intracoastal, (iv) 363,816 ordinary shares represented by 12,127 ADSs issuable upon exercise of warrants issued in our October 2015 financing to Intracoastal, (v) 500,000 ordinary shares represented by 16,667 ADSs issuable upon exercise of warrants issued in our January 2017 financing, (vi) 4,923,078 ordinary shares represented by 164,103 ADSs issuable upon exercise of warrants issued in our April 2019 financing, and (vii) 6,000,000 ordinary shares represented by 200,000 ADSs issuable upon exercise of warrants issued in our May 2019 financing.

(16)	Represents (i) 500,000 ordinary shares represented by 16,667 ADSs issuable upon exercise of warrants issued in our January 2017 financing, (ii) 4,923,078 ordinary shares represented by 164,103 ADSs issuable upon exercise of warrants issued in our April 2019 financing, and (iii) 6,000,000 ordinary shares represented by 200,000 ADSs issuable upon exercise of warrants issued in our May 2019 financing.
(17)	Represents (i) 5,825,700 ordinary shares represented by 194,190 ADSs, (ii) 898,877 ordinary shares represented by 29,963 ADSs issuable upon exercise of warrants originally issued in our December 2014 financing held by Intracoastal, (iii) 850,574 ordinary shares represented by 28,352 ADSs issuable upon exercise of warrants issued in our September 2015 financing to Intracoastal, and (iv) 363,816 ordinary shares represented by 12,127 ADSs issuable upon exercise of warrants issued in our October 2015 financing to Intracoastal.
(18)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd, or EAM, has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(19)	Represents 217,904 ordinary shares represented by 7,263 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(20)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP, or ETE, has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(21)	Represents (i) 358,544 ordinary shares represented by 11,951 ADSs issuable upon exercise of warrants issued in our December 2014 financing, and (ii) 114,471 ordinary shares represented by 3,816 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(22)	Represents 114,471 ordinary shares represented by 3,816 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(23)	Represents 358,544 ordinary shares represented by 11,951 ADSs issuable upon exercise of warrants issued in our December 2014 financing.
(24)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP, or ETE II, has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(25)	Represents (i) 540,332 ordinary shares represented by 18,011 ADSs issuable upon exercise of warrants issued in our December 2014 financing, and (ii) 167,625 ordinary shares represented by 5,587 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(26)	Represents 167,625 ordinary shares represented by 5,587 ADSs issuable upon exercise of warrants issued in our January 2017 financing.
(27)	Represents 540,332 ordinary shares represented by 18,011 ADSs issuable upon exercise of warrants issued in our December 2014 financing.
(28)	Ira Leventhal, a senior managing director of the selling shareholder has voting and investment control over the reported securities. OTA LLC, or OTA, is a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority. OTA is an underwriter with respect to its shares of common stock to be sold in this offering.
(29)	Represents 37,500 ordinary shares represented by 1,250 ADSs issuable upon exercise of placement agent warrants originally issued in connection with our January 2017 financing and assigned to OTA.
(30)	Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., or Armistice, and Steven J. Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the ordinary shares held by Armistice. The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY, 10022.
(31)	Represents 9,750,000 ordinary shares represented by 325,000 ADSs issuable upon exercise of warrants issued in our May 2019 financing.
(32)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Mr. Gerber disclaims beneficial ownership over these securities.
(33)	Represents (i) 459,270 ordinary shares represented by 15,309 ADSs, and (ii) 9,750,000 ordinary shares represented by 325,000 ADSs issuable upon exercise of warrants issued in our May 2019 financing.
(34)	Represents 459,270 ordinary shares represented by 15,309 ADSs.
(35)	Referenced person is affiliated with H.C. Wainwright, a registered broker dealer. H.C. Wainwright is a registered broker-dealer and acted as the placement agent in the May 2019, April 2019, January 2019 financing, March 2018, January 2017, October 2015, September 2015 and the December 2014 financings. The address of H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022.

(36)	Represents (i) 57,978 ordinary shares represented by 1,933 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 133,448 ordinary shares represented by 4,448 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 71,544 ordinary shares represented by 2,385 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, (iv) 161,250 ordinary shares represented by 5,375 ADSs issuable upon exercise of placement agent warrants issued in our January 2017 financing, (v) 225,000 ordinary shares represented by 7,500 ADSs issuable upon exercise of placement agent warrants issued in our March 2018 financing, (vi) 144,357 ordinary shares represented by 4,812 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (vii) 317,538 ordinary shares represented by 10,585 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing, and (viii) 1,451,250 ordinary shares represented by 48,375 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(37)	Represents (i) 161,250 ordinary shares represented by 5,375 ADSs issuable upon exercise of placement agent warrants issued in our January 2017 financing, (ii) 225,000 ordinary shares represented by 7,500 ADSs issuable upon exercise of placement agent warrants issued in our March 2018 financing, (iii) 144,357 ordinary shares represented by 4,812 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (iv) 317,538 ordinary shares represented by 10,585 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing, and (v) 1,451,250 ordinary shares represented by 48,375 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(38)	Represents (i) 57,978 ordinary shares represented by 1,933 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 133,448 ordinary shares represented by 4,448 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 71,544 ordinary shares represented by 2,385 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.
(39)	Represents (i) 17,080 ordinary shares represented by 569 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 39,310 ordinary shares represented by 1,310 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 21,074 ordinary shares represented by 702 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, (iv) 41,250 ordinary shares represented by 1,375 ADSs issuable upon exercise of warrants issued in our January 2017 financing, and (v) 31,666 ordinary shares represented by 1,056 ADSs issuable upon exercise of placement agent warrants issued in our March 2018 financing, (vi) 21,262 ordinary shares represented by 709 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (vii) 46,770 ordinary shares represented by 1,559 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing, and (viii) 213,750 ordinary shares represented by 7,125 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(40)	Represents (i) 41,250 ordinary shares represented by 1,375 ADSs issuable upon exercise of placement agent warrants issued in our January 2017 financing, (ii) 31,666 ordinary shares represented by 1,056 ADSs issuable upon exercise of placement agent warrants issued in our March 2018 financing, (iii) 21,262 ordinary shares represented by 709 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (iv) 46,770 ordinary shares represented by 1,559 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing, and (v) 213,750 ordinary shares represented by 7,125 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(41)	Represents (i) 17,080 ordinary shares represented by 569 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 39,310 ordinary shares represented by 1,310 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 21,074 ordinary shares represented by 702 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.
(42)	Represents (i) 11,236 ordinary shares represented by 375 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 25,862 ordinary shares represented by 862 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 13,864 ordinary shares represented by 462 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, (iv) 73,334 ordinary shares represented by 2,444 ADSs issuable upon exercise of placement agent warrants issued in our March 2018 financing, (v) 49,238 ordinary shares represented by 1,641 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (vi) 108,308 ordinary shares represented by 3,610 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing, and (vii) 495,000 ordinary shares represented by 16,500 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.

(43)	Represents (i) 73,334 ordinary shares represented by 2,444 ADSs issuable upon exercise of placement agent warrants issued in our March 2018 financing, (ii) 49,238 ordinary shares represented by 1,641 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (iii) 108,308 ordinary shares represented by 3,610 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing and (iv) 495,000 ordinary shares represented by 16,500 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(44)	Represents (i) 11,236 ordinary shares represented by 375 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 25,862 ordinary shares represented by 862 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 13,864 ordinary shares represented by 462 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.
(45)	Represents (i) 2,696 ordinary shares represented by 90 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 6,208 ordinary shares represented by 207 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 3,328 ordinary shares represented by 111 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, (iv) 7,500 ordinary shares represented by 250 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2017 financing, (v) 6,714 ordinary shares represented by 224 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (vi) 14,770 ordinary shares represented by 492 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing, and (vii) 67,500 ordinary shares represented by 2,250 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(46)	Represents (i) 7,500 ordinary shares represented by 250 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2017 financing, (ii) 6,714 ordinary shares represented by 224 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (iii) 14,770 ordinary shares represented by 492 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing and (vi) 67,500 ordinary shares represented by 2,250 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(47)	Represents (i) 2,696 ordinary shares represented by 90 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 6,208 ordinary shares represented by 207 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 3,328 ordinary shares represented by 111 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.
(48)	Represents (i) 898 ordinary shares represented by 30 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 2,068 ordinary shares represented by 69 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, (iii) 1,110 ordinary shares represented by 37 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing, (iv) 2,500 ordinary shares represented by 83 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2017 financing, (v) 3,334 ordinary shares represented by 111 ADSs issuable upon exercise of placement agent warrants issued in our March 2018 financing, (vi) 2,238 ordinary shares represented by 75 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (vii) 4,922 ordinary shares represented by 164 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing, and (viii) 22,500 ordinary shares represented by 750 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(49)	Represents (i) 2,500 ordinary shares represented by 83 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2017 financing and (ii) 3,334 ordinary shares represented by 111 ADSs issuable upon exercise of placement agent warrants issued in connection with our March 2018 financing, (iii) 2,238 ordinary shares represented by 75 ADSs issuable upon exercise of placement agent warrants issued in our January 2019 financing, (iv) 4,922 ordinary shares represented by 164 ADSs issuable upon exercise of placement agent warrants issued in our April 2019 financing, and (v) 22,500 ordinary shares represented by 750 ADSs issuable upon exercise of placement agent warrants issued in our May 2019 financing.
(50)	Represents (i) 898 ordinary shares represented by 30 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 2,068 ordinary shares represented by 69 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 1,110 ordinary shares represented by 37 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our Amended and Restated Articles of Association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Amended and Restated Articles of Association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

As of October 16, 2019, our authorized share capital consists of 500,000,000 ordinary shares, par value NIS 0.25 per share, of which 119,655,993 are outstanding.

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights. Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares (subject to an exception which is not applicable to us), and all outstanding shares must be validly issued and fully paid. Shares and convertible securities may not be issued without the consent of the Israeli Securities Authority and all outstanding shares must be registered for trading on the TASE.

We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as stock prices appearing in this prospectus have been adjusted to give retroactive effect to the share split for all periods presented.

Registration Number and Purposes of the Company

Our number with the Israeli Registrar of Companies is 512022153. Our purpose is set forth in Section 3 of our Articles of Association and includes every lawful purpose.

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Amended and Restated Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Amended and Restated Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Pursuant to the Israeli Companies Law and our Amended and Restated Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Amended and Restated Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Our Amended and Restated Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless such company’s articles of association provide otherwise. Our Amended and Restated Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, we may only distribute dividends from our profits accrued over the previous two years, as defined in the Israeli Companies Law, according to our then last reviewed or audited financial reports, or we may distribute dividends with court approval. In each case, we are only permitted to pay a dividend if there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Election of Directors

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors described under “Item 6. Directors, Senior Management and Employees — Board Practices — External Directors.” of our Form 20-F for the year ended December 31, 2018.

Pursuant to our Amended and Restated Articles of Association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, our directors are elected at a general or special meeting of our shareholders and serve on the board of directors until the end of the next general meeting or they are removed by the majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our Amended and Restated Articles of Association. In addition, our Amended and Restated Articles of Association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve until the next general meeting or special meeting, or earlier if required by our Amended and Restated Articles of Association or applicable law. We have held elections for each of our non-external directors at each annual meeting of our shareholders since our initial public offering in Israel. External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Israeli Companies Law.

Shareholder Meetings

Under Israeli Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law and our Amended and Restated Articles of Association provide that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (1) 5% of our outstanding shares and 1% of our outstanding voting power or (2) 5% of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting. Furthermore, the Israeli Companies Law and our Amended and Restated Articles of Association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Amended and Restated Articles of Association;

●	appointment or termination of our auditors;

●	appointment of directors and appointment and dismissal of external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the Israeli Companies Law;

●	director compensation, indemnification and change of the principal executive officer;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our Board of Director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Israeli Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our Amended and Restated Articles of Association does not allow shareholders to approve corporate matters by written consent.

Pursuant to our Amended and Restated Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our Amended and Restated Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties;

●	an approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by written ballot;

●	authorizing the chairman of the board of directors or his relative to act as our chief executive officer or act with such authority; or authorize our chief executive officer or his relative to act as the chairman of the board of directors or act with such authority; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote. Our Amended and Restated Articles of Association provide that our board of directors may prevent voting by means of a written ballot and this determination is required to be stated in the notice convening the general meeting.

The Israeli Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing our registered capital, mergers and approval of related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Israeli Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. A resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Israeli Companies Law, all shareholders of a company generally have the right to review minutes of our general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the Israel Securities Authority. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Israeli Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of our shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of our issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to our outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to our outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our Amended and Restated Articles of Association which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Israeli Companies Law as described above.

Borrowing Powers

Under the Israeli Companies Law and our Amended and Restated Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders or other corporate bodies, including the power to borrow money for company purposes.

Changes in Capital

Our Amended and Restated Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits and, in certain circumstances, an issuance of shares for less than their nominal value, require the approval of both our board of directors and an Israeli court.

Description of American Depositary Shares

The Bank of New York Mellon, as Depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent thirty (30) ordinary shares (or a right to receive thirty (30) ordinary shares) deposited with the principal Tel Aviv office of Bank Hapoalim, as custodian for the Depositary. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary. The Depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having ADSs registered in your name in the Direct Registration System, or DRS, or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, or an ADS holder. The description in this section assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, or DTC, pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The Deposit Agreement, or the Deposit Agreement, among us, the Depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADS. Directions on how to obtain copies of those documents are provided under “Where You Can Find More Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

●	Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

●	Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to ADS holders. If the Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

●	If the Depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

●	U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to tradethese ADSs freely in the United States. In this case, the Depositary may deliver restricted Depositary shares that have the sameterms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practicable. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The Depositary is not responsible if it decides that it is unlawful or impracticable to make a distribution available to any ADS holders.

We have no obligation to register ADSs, shares, rights or other securities under the Securities Act other than in accordance with a registration rights agreement entered into in connection with our March 2014 private placement. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impracticable for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary to vote the number of deposited shares their ADSs represent. The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. To do so, however, you would need to know about the meeting sufficiently in advance to withdraw the shares.

The Depositary will try, as far as practical, subject to the laws of Israel and of our Amended and Restated Articles of Association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agreed under the Deposit Agreement to give the Depositary notice of any such meeting and details concerning the matters to be voted upon not less than 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

	●	Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$.05 (or less) per ADS	●	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders

$.05 (or less) per ADSs per calendar year	●	Depositary services

Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares

Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)

	●	Converting foreign currency to U.S. dollars

Taxes and other governmental charges the Depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	●	As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	●	As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for expenses and/or share revenue with us from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of the establishment and maintenance of the ADS program. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

●     Change the nominal or par value of our ordinary shares

●     Reclassify, split up or consolidate any of the deposited securities

●     Distribute securities on the shares that are not distributed to you

●     Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The Depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement, as amended.

How may the Deposit Agreement be terminated?

The Depositary will terminate the Deposit Agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may also terminate the Deposit Agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the Depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the Depositary and its agents will do the following under the Deposit Agreement, but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADS Holders

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the Deposit Agreement;

●	are not liable if we or it exercises discretion permitted under the Deposit Agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other person; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of ADSs

Subject to the provisions of the Deposit Agreement, the Depositary may issue ADSs before deposit of the underlying shares. This is called a pre-release of ADSs. The Depositary may also deliver shares prior to the receipt and cancellation of pre-released ADSs even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions:

●	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing that it or its customer, as the case may be, (i) owns the shares or ADSs to be remitted, (ii) will assign all beneficial rights, title and interest in the ADSs or shares to the Depositary and for the benefit of the ADS holders, and (iii) will not take any action with respect to the ADSs or shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of the Depositary, disposing of the ADSs or shares) other than in satisfaction of the pre-release;

●	the pre-release must be fully collateralized with cash or collateral that the Depositary considers appropriate; and

●	the Depositary must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations that the Depositary considers appropriate. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. At our instruction, a pre-release may be discontinued entirely.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications; Inspection of Register ADS Holders

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Beneficial Ownership

We may from time to time request that ADS holders provide information as to the capacity in which they hold ADSs or a beneficial interest in such ADSs and regarding the identity of any other persons then or previously having a beneficial interest in ADSs, and the nature of such interest and various other matters. ADS holders agree to provide such information reasonably requested by us pursuant to the Deposit Agreement. The Depositary agrees to comply with reasonable written instructions received from time to time from us requesting that the Depositary forward any such written requests to the Owners and to forward to us any such responses to such requests received by the Depositary.

Each ADS holder agrees to comply with any applicable provision of Israeli law with regard to the notification to us of the holding or proposed holding of certain interests in the underlying ordinary shares and the obtaining of certain consents, to the same extent as if such ADS holder were a registered holder or beneficial owner of the underlying ordinary shares. The Depositary is not required to take any action with respect to such compliance on behalf of any ADS holder, including the provision of the notifications described below.

As of the date of the Deposit Agreement, under Israeli law, persons who hold a direct or indirect interest in 5% or more of the voting securities of us (including persons who hold such an interest through the holding of ADSs) are required to give written notice of their interest and any subsequent changes in their interest to us within the timeframes set forth in Israeli law. The foregoing is a summary of the relevant provision of Israeli law and does not purport to be a complete review of this or other provisions that may be applicable to ADS holders. We undertake no obligation to update this summary in the future.

Description of the Warrants

May 2019 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our May 2019 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated May 22, 2019 and the placement agent warrants, the form filed as an exhibit to the registration statement, of which this prospectus forms a part. Unless otherwise stated, references to warrants in this section include the placement agent warrants.

Exercisability. Holders may exercise warrants at any time after May 22, 2019 until close of business on November 22, 2024, except that the placement agent warrants are exercisable until close of business on May 20, 2024. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares represented by ADSs purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If after November 22, 2019 a registration statement covering the issuance of the ordinary shares represented ADS issuable upon exercise of the warrants is not effective at the time of exercise of the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price. The exercise price of ADSs purchasable upon exercise of the warrants is $4.00 per ADS. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NYSE American, any national securities exchange or other nationally recognized trading system. Our ADSs underlying the warrants are listed on the NYSE American and our ordinary shares are traded on the TASE.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

April 2019 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our April 2019 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated April 4, 2019 and the placement agent warrants, the form filed as an exhibit to the registration statement, of which this prospectus forms a part. Unless otherwise stated, references to warrants in this section include the placement agent warrants.

Exercisability. Holders may exercise warrants at any time after April 4, 2019 until close of business on April 4, 2024 except that the placement agent warrants are exercisable until close of business on April 2, 2024. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares represented by ADSs purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If after October 4, 2019 a registration statement covering the issuance of the ordinary shares represented ADS issuable upon exercise of the warrants is not effective at the time of exercise of the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price. The exercise price of ADSs purchasable upon exercise of the warrants is $12.90 per ADS. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NYSE American, any national securities exchange or other nationally recognized trading system. Our ADSs underlying the warrants are listed on the NYSE American and our ordinary shares are traded on the TASE.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

January 2019 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our January 2019 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated January 22, 2019 and the placement agent warrants, the form filed as an exhibit to the Registration Statement on Form F-1 (File No. 333-229719). Unless otherwise stated, references to warrants in this section include the placement agent warrants.

Exercisability. Holders may exercise warrants at any time after January 23, 2019 until close of business on July 23, 2024 except that the placement agent warrants are exercisable until close of business on January 18, 2024. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares represented by ADSs purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If after July 23, 2019 a registration statement covering the issuance of the ordinary shares represented ADS issuable upon exercise of the warrants is not effective at the time of exercise of the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price. The exercise price of ADSs purchasable upon exercise of the warrants is $19.50 per ADS. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NYSE American, any national securities exchange or other nationally recognized trading system. Our ADSs underlying the warrants are listed on the NYSE American and our ordinary shares are traded on the TASE.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

March 2018 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our March 2018 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated March 12, 2018 and the placement agent warrants, the form filed as an exhibit to the Registration Statement on Form F-1 (File No. 333-226696). Unless otherwise stated, references to warrants in this section include the placement agent warrants.

Exercisability. Holders may exercise warrants at any time after September 13, 2018 until close of business on September 13, 2023 except that the placement agent warrants are exercisable until close of business on March 9, 2023. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares represented by ADSs purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If after September 13, 2018 a registration statement covering the issuance of the ordinary shares represented ADS issuable upon exercise of the warrants is not effective at the time of exercise of the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price. The exercise price of ADSs purchasable upon exercise of the warrants is $30.00 per ADS. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NYSE American, any national securities exchange or other nationally recognized trading system. Our ADSs underlying the warrants are listed on the NYSE American and our ordinary shares are traded on the TASE.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

January 2017 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our January 2017 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated January 20, 2017 and the placement agent warrants, the form filed as an exhibit to the Registration Statement on Form F-1 (File No. 333-218336). Unless otherwise stated, references to warrants in this section include the placement agent warrants.

Exercisability. Holders may exercise warrants at any time after July 24, 2017 until close of business on July 24, 2022 except that the placement agent warrants are exercisable until close of business on January 24, 2022. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares represented by ADSs purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If after July 24, 2017 a registration statement covering the issuance of the ordinary shares represented ADS issuable upon exercise of the warrants is not effective at the time of exercise of the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price. The exercise price of ADSs purchasable upon exercise of the warrants is $33.75 per ADS. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NYSE American, any national securities exchange or other nationally recognized trading system. Our ADSs underlying the warrants are listed on the NYSE American and our ordinary shares are traded on the TASE.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs issuable upon exercise of the warrants and placement agent warrants issued in our May 2019, April 2019, January 2019, March 2018 and January 2017 private placements to permit the resale of these ordinary shares represented by ADSs by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the warrants and placement agent warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants, placement agent warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

McDermott Will & Emery LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Doron Tikotzky Kantor Gutman & Amit Gross, Ramat Gan, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Can-Fite BioPharma Ltd. and its subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 incorporated by reference in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On March 31, 2014, we transitioned solely to U.S. reporting standards in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are submitted to the Israeli Securities Authority and TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

(1)	Our Annual Report on Form 20-F/A for the year ended December 31, 2018 filed with the SEC on April 2, 2019;

(2)	Our Form 6-K furnished with the SEC on April 2, 2019, April 4, 2019, April 10, 2019, April 15, 2019, May 1, 2019, May 6, 2019, May 22, 2019, May 23, 2019, May 24, 2019, May 29, 2019, June 3, 2019, June 12, 2019, June 18, 2019, July 9, 2019, July 31, 2019, August 1, 2019, August 5, 2019, August 6, 2019, August 29, 2019, August 30, 2019, September 10, 2019, September 11, 2019, September 13, 2019, September 17, 2019, September 23, 2019, October 7, 2019, October 10, 2019, and October 15, 2019 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

(3)	The description of our ADSs and ordinary shares contained in Form 8-A filed with the SEC on November 15, 2013, including any amendment or report filed for the purpose of updating such description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Can-Fite BioPharma Ltd.

10 Bareket Street, Kiryat Matalon

PO Box 7537

Petach Tikva, Israel

Tel: + 972 3 924-1114

Email: info@canfite.com

Attention: Investor Relations

You also may access the incorporated reports and other documents referenced above on our website at www.canfite.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries, our directors and officers and the Israeli experts, if any, named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our Articles of Association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

●	a financial liability imposed on the office holder in favor of another person pursuant to a judgment, including a compromise judgment or arbitrator judgment approved by a court.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

●	a breach of duty of loyalty to the company, provided the director or officer or office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

●	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, monetary sanction or random levied against the office holder.

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders. Our directors and officers are currently covered by a directors and officers’ liability insurance policy with respect to specified claims. To date, no claims for liability have been filed under this policy. In addition, we have entered into indemnification agreements with each of our directors and officers and the directors and officers of our subsidiaries providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’ directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since October 1, 2016, up to the date of this registration statement) which were not registered under the Securities Act:

On January 24, 2017, we sold to certain institutional investors an aggregate of 166,667 ADSs in a registered direct offering at $30.00 per ADS resulting in gross proceeds of approximately $5,000,000. In addition, we issued to the investors unregistered warrants to purchase 83,333 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $33.75 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $360,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 8,333 ADS on the same terms as the warrants except they have a term of five years.

In December 2017, we issued 4,630 ADSs representing 138,890 of our ordinary shares to one of our service providers for its services.

On March 13, 2018, we sold to certain institutional investors providing for the issuance of an aggregate of 222,222 ADSs in a registered direct offering at $22.50 per ADS resulting in gross proceeds of approximately $5,000,000. In addition, we issued to the investors unregistered warrants to purchase 166,667 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $30.00 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $350,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 11,111 ADS on the same terms as the warrants except they have a term of five years.

In May 2018, we agreed to issue 13,333 ADSs representing 400,000 of our ordinary shares to one of our service providers for its services.

On January 18, 2019, we sold to a certain institutional investor an aggregate 149,206 ADSs in a registered direct offering at $15.75 per ADS, resulting in gross proceeds of $2,350,000. In addition, we issued to the investor unregistered warrants to purchase 149,206 ADSs in a private placement. The warrants are immediately exercisable from the date of issuance for a period of five and a half years and have an exercise price of $19.50 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $191,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 7,460 ADS on the same terms as the warrants except they have a term of five years.

On April 4, 2019, we sold to certain institutional investors an aggregate 328,205 ADSs in a registered direct offering at $9.75 per ADS, resulting in gross proceeds of $3,200,001. In addition, we issued to the investors unregistered warrants to purchase an aggregate of 328,205 ADSs in a private placement. The warrants are immediately exercisable and will expire five years from issuance at an exercise price of $12.90 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $242,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 16,410 ADS on the same terms as the warrants except they have a term of five years.

On May 22, 2019, we sold to certain institutional investors an aggregate 1,500,000 ADSs in a registered direct offering at $4.00 per ADS, resulting in gross proceeds of $6,000,000. In addition, we issued to the investors unregistered warrants to purchase an aggregate of 1,500,000 ADSs in a private placement. The warrants are immediately exercisable and will expire five and one-half years from issuance at an exercise price of $4.00 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $410,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 75,000 ADS on the same terms as the warrants except they have a term of five years.

The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On September 10, 2019, we issued 19,934,355 ordinary shares through a private placement to Univo Pharmaceuticals Ltd. The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and/or Regulation S.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Exhibit Description
3.1	Amended and Restated Articles of Association of Can-Fite BioPharma Ltd. (1)
4.1	Form of Amended and Restated Deposit Agreement, by and among Can-Fite BioPharma Ltd., The Bank of New York Mellon and the Owners and Holders of American Depositary Shares, dated September 11, 2013 (2)
4.2	Form of Warrant issued by Can-Fite BioPharma Ltd. on January 18, 2017 (3)
4.3	Form of Warrant issued by Can-Fite BioPharma Ltd. on March 13, 2018 (4)
4.4	Form of Warrant issued by Can-Fite BioPharma Ltd. on January 23, 2019 (5)
4.5	Form of Warrant issued by Can-Fite BioPharma Ltd. on April 4, 2019 (6)
4.6	Form of Warrant issued by Can-Fite BioPharma Ltd. on May 22, 2019 (7)
4.7	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on January 18, 2017(8)
4.8	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on March 13, 2018(9)
4.9	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on January 23, 2019(10)
4.10	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on April 4, 2019*
4.11	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on May 22, 2019*
5.1	Opinion of Doron, Tikotzky, Kantor, Gutman, & Amit Gross, Israeli counsel to the Registrant*
10.1	Collaboration Agreement between Can-Fite BioPharma Ltd., Univo Pharmaceuticals Ltd. and UNV Medicine Ltd. dated as of September 10, 2019**†
10.2	Agreement between Can-Fite BioPharma Ltd. and Capital Point Ltd. dated as of October 7, 2019**
23.1	Consent of Kost Forer Gabbay & Kasierer**
23.2	Consent of Doron, Tikotzky, Kantor, Gutman, & Amit Gross (included in Exhibit 5.1)*
24.1	Power of Attorney (included in signature page)*

*	Previously filed.

** †	Filed herewith. Portions of this exhibit have been omitted for confidentiality purposes.

(1)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on February 15, 2019.

(2)	Incorporated herein by reference to the Registration Statement on Form 8-A filed with the SEC on November 15, 2013.

(3)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on January 20, 2017.

(4)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on March 12, 2018.

(5)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on January 22, 2019.

(6)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on April 4, 2019.

(7)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on May 22, 2019.

(8)	Incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on May 30, 2017.

(9)	Incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on August 8, 2018.

(10)	Incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on February 15, 2019.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel on this 17th day of October 2019.

CAN-FITE BIOPHARMA LTD.

By:	/s/ Pnina Fishman
Name:	Pnina Fishman, Ph.D.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Pnina Fishman	Chief Executive Officer and Director	October 17, 2019
Pnina Fishman, Ph.D.	(principal executive officer)

/s/ Motti Farbstein	Chief Operating and Financial Officer	October 17, 2019
Motti Farbstein	(principal financial officer and principal accounting officer)

*	Chairman of the Board	October 17, 2019
Ilan Cohn, Ph.D.

*	Director	October 17, 2019
Guy Regev

*	Director	October 17, 2019
Abraham Sartani

*	Director	October 17, 2019
Israel Shamay

*	Director	October 17, 2019
Yaacov Goldman

*By:	/s/ Pnina Fishman
Pnina Fishman, Ph.D.
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Can-Fite BioPharma Ltd., has signed this registration statement on October 17, 2019.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative